EXHIBIT 10.3

REORGANIZED PRIVATECO SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), effective as of December 7, 2023 (the “Effective Date”), is entered into by and among Capstone Green Energy LLC, a Delaware limited liability company (“Capstone”), and Capstone Distributor Support Services Corporation (f/k/a Capstone Green Energy Corporation), a Delaware corporation (“Reorganized PrivateCo”). Each of Capstone and Reorganized PrivateCo are referred to herein as a “Party” and together as the “Parties.”

WHEREAS, pursuant to the Plan (as defined below), (i) all liabilities and assets of Reorganized PrivateCo (other than (x) the stock of Capstone Turbine International, Inc., (y) those liabilities and assets directly related to the Retained Assets (as described in the Plan) and (z) obligations under the DIP Financing Agreement (as defined below) and Pre-Petition Secured Debt (as defined in the Plan)) were transferred to Capstone; (ii) the common units and preferred units of Capstone were issued to Reorganized PrivateCo; and (iii) Reorganized PrivateCo contributed the common units of Capstone to Reorganized PublicCo and retained the preferred units of Capstone.

WHEREAS, in connection with the transactions contemplated by the Plan and in order to assist Reorganized PrivateCo in the operation of the Retained Assets, Capstone and Reorganized PrivateCo have each agreed to provide certain services to the other, in each case in accordance with the terms of this Agreement; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Plan that this Agreement be executed substantially concurrently with the Plan’s effective date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions and Construction.

1.1Definitions. The following terms shall have the meanings ascribed to them in this Section 1.1.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either (a) to vote at least a majority of the securities of such Person having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however, that in no event shall Reorganized PrivateCo and its equityholders, on the one hand, and Capstone or its subsidiaries or common equity holders, on the other hand, be considered Affiliates of one another for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Authorized Persons” has the meaning set forth in Section 5.1.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York, New York or Wilmington, Delaware are authorized or required by Law to be closed for business.

“Capstone” has the meaning set forth in the Preamble.

“Capstone Indemnified Party” has the meaning set forth in Section 7.2.

“Capstone Personnel” has the meaning set forth in Section 3.2.

“Capstone Trademarks” has the meaning set forth in Section 6.2.

“Capstone Work Product” has the meaning set forth in Section 6.1(b).

“Confidential Information” has the meaning set forth in Section 5.1.

“Contract” means any agreement, contract, license, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“DIP Financing Agreement” means the Super-Priority Senior Secured Debtor-in-Possession Note Purchase Agreement, as in effect on October 2, 2023, by and among Reorganized PublicCo, the other debtor parties thereto, Broad Street Credit Holdings LLC and Goldman Sachs Specialty Lending Group, L.P.

“Discloser” has the meaning set forth in Section 5.1.

“Effective Date” has the meaning set forth in the Preamble.

“Force Majeure” means an event beyond the reasonable control of Capstone (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared), pandemics or epidemics, or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic agency, entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court, arbitrator or tribunal of competent jurisdiction.

“Indemnifiable Losses” has the meaning set forth in Section 7.1.

“Income” means cash actually received (i) directly from Capstone’s distributors or (ii) from Capstone, including (A) as part of its collection of Distributor Support Services fees from Capstone’s distributors and (B) any payments in consideration for use of any intellectual property

(including the Capstone Trademarks).

“Invoice” has the meaning set forth in Section 3.3(a).

“Law” means any law, Order, statute, code, regulation, ordinance, decree, rule, or other requirement with similar effect of any Governmental Authority.

“Legally Requested Disclosure” has the meaning set forth in Section 5.3.

“Litigation” has the meaning set forth in Section 8.1(c).

“Order” means any judgment, order, writ, injunction, decision, ruling, decree or award of any Governmental Authority.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, Governmental Authority, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Plan” means the Joint Prepackaged Chapter 11 Plan of Reorganization of Capstone Green Energy Corporation and Its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms and the terms of the Transaction Support Agreement, and including all exhibits and supplements thereto).

“Recipient” has the meaning set forth in Section 5.1.

“Reorganized PrivateCo” has the meaning set forth in the Preamble.

“Reorganized PrivateCo Indemnified Party” has the meaning set forth in Section 7.1.

“Reorganized PrivateCo Work Product” has the meaning set forth in Section 6.1(a).

“Reorganized PublicCo” means Capstone Green Energy Holdings, Inc. (f/k/a Capstone Turbine International, Inc.), a Delaware corporation.

“Requested Services” has the meaning set forth in Section 2.5.

“Retained Information” has the meaning set forth in Section 4.4.

“SA Coordinators” has the meaning set forth in Section 2.4.

“Sales Taxes” has the meaning set forth in Section 3.4(a).

“Service Consent” has the meaning set forth in Section 2.6.

“Service Fees” has the meaning set forth in Section 3.1

“Service Periods” has the meaning set forth in Section 2.1.

“Service Schedules” has the meaning set forth in Section 2.1.

“Services” has the meaning set forth in Section 2.1.

“Systems” has the meaning set forth in Section 5.5.

“Term” has the meaning set forth in Section 4.1.

“Third-Party Costs” has the meaning set forth in Section 3.1.

“Trademark License Agreement” has the meaning set forth in Section 6.2.

“Transaction Support Agreement” means the transaction support agreement, dated September 28, 2023, by and among Reorganized PublicCo and Broad Street Credit Holdings LLC.

1.2Rules of Construction. In this Agreement, unless a clear contrary intention appears: (a) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (b) the term “including” (and all correlative terms) shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (c) the word “or” is inclusive; (d) references to Articles and Sections refer to Articles and Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Service Schedules, and not to any particular subdivision unless expressly so limited; (f) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (g) all references to money refer to the lawful currency of the United States; (h) any event contemplated by this Agreement requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day; (i) reference to any Person includes such Person’s heirs, executors, administrators, legal representatives, successors and assigns but only if such heirs, executors, administrators, legal representatives, successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (j) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (k) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (l) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (m) the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement; and (n) all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person, unless specifically provided otherwise.

2.Provision of Services.

2.1Services. Capstone shall provide to Reorganized PrivateCo, and Reorganized PrivateCo shall provide to Capstone’s distributors on a subcontracted basis and, where applicable, to Capstone, the applicable services described on Schedule A (Ongoing Services) and Schedule B (Transition Services) (collectively, the “Services”) for the periods specified with respect to those Services set forth thereon (the “Service Periods”). In addition, Capstone shall provide Reorganized PrivateCo the premises and property services on the terms set forth on Schedule C (together with Schedule A and Schedule B, the “Service Schedules”).

2.2Level of Services. Each of Capstone and Reorganized PrivateCo shall perform the applicable Services (a) in accordance with the provisions of this Agreement, (b) in a commercially reasonable manner in accordance with generally accepted industry standards and practices and (c) at a level of quality substantially similar to that at which the Services are provided by the relevant provider for its own business. Capstone shall notify Reorganized PrivateCo promptly if Capstone becomes aware of any circumstances that adversely impact or are reasonably likely to adversely impact Capstone’s performance or Reorganized PrivateCo’s receipt of the Services to be provided by Capstone. Reorganized PrivateCo shall notify Capstone promptly if Reorganized PrivateCo becomes aware of any circumstances that adversely impact or are reasonably likely to adversely impact Reorganized PrivateCo’s performance or Capstone’s receipt of the Services to be provided by Reorganized PrivateCo.

2.3Work Policy. When working on Capstone’s premises or utilizing Capstone’s information technology systems, Reorganized PrivateCo shall (a) comply with Capstone’s safety, security, and other regulations and policies; (b) cooperate with any background check procedures reasonably requested by Capstone; and (c) at Capstone’s request, surrender any visitor identification card issued to Capstone for the purposes of working on Capstone’s premises. When working on Reorganized PrivateCo’s premises or utilizing Reorganized PrivateCo’s information technology systems, Capstone shall comply with Reorganized PrivateCo’s security and other regulations and policies, including any Reorganized PrivateCo insider trading policy to the extent applicable.

2.4Cooperation. Each Party shall reasonably cooperate with the employees of the other Parties to the extent reasonably requested for delivery of the Services. In addition, each Party shall name a point of contact who will be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of a Party’s obligations under this Agreement (the “SA Coordinators”).

2.5Additional Services. Each Party may at any time, upon provision of written notice to the other Party’s SA Coordinator, request that new or additional services be added to the Service Schedules (the “Requested Services”). Within 10 Business Days following such request, the Parties shall negotiate in good faith and mutually agree on the terms under which the Requested Service may be added to the Service Schedules, if any. Upon mutual written agreement of such terms, if any, such Requested Service will be deemed added to the Service Schedules for purposes of this Agreement and will thereafter constitute one of the Services.

2.6Compliance with Law; Consents. Each Party shall comply with all applicable Laws in connection with its performance or receipt of the Services (as applicable), except as would not be material to the performance or receipt of the Services (as applicable). The Parties acknowledge and agree that certain Services to be provided hereunder may require the Party providing the Services to make use of third-party software, technology or intellectual property, or otherwise to allow certain third-party products or services to be used in connection with the Services. Capstone and Reorganized PrivateCo shall (and shall cause their Affiliates to) cooperate with each other in good faith to promptly secure and maintain from any applicable third party the licenses and consents not held by Capstone or Reorganized PrivateCo, as applicable, that are necessary or required for the provision of the Services by Capstone or Reorganized PrivateCo, as applicable, or receipt of the Services by Capstone or Reorganized PrivateCo, as applicable (each, a “Service Consent”). If the Parties are unable to obtain a Service Consent, the Party providing the Services shall use reasonable best efforts to enter into arrangements to provide the recipient of the Services with the economic and operational equivalent of the affected Services to derive substantially the same services, claims, rights and benefits under such Service (including the same relative pricing or cost of service). Obtaining any such necessary Service Consents is an express condition to the obligation of the Party providing the applicable Services to provide any Service requiring the use of such software, technology or intellectual property under this Agreement, and such Party shall not be considered in breach of this Agreement for failure to provide any such Service due to the fact that the Parties were unable to acquire such Service Consents in accordance with this Section 2.6. All costs, expenses, fees, levies or charges paid to a third party in connection with obtaining the Service Consents or securing such alternate arrangements shall be borne equally by both Parties.

3.Fees.

3.1Service Fees. Reorganized PrivateCo shall pay to Capstone the service fees (the “Service Fees”) as described in this Section 3.1. The Service Fees shall be an amount in cash equal to 90% of Reorganized PrivateCo’s Income less itemized expenses incurred and actually paid in cash by Reorganized PrivateCo in direct support of Capstone’s distributors and in Reorganized PrivateCo’s performance of the Services (excluding the Service Fees). For the avoidance of doubt, expenses, fees, commissions and any other costs incurred or required by, or in relation to, Reorganized PrivateCo’s Affiliates are to be excluded from the calculation of the Service Fees. In addition to the Service Fees, subject to the terms set forth on the Service Schedules with respect to any service, Reorganized PrivateCo shall reimburse Capstone for all reasonable and documented out-of-pocket costs and expenses incurred by Capstone in the provision of the Services (the “Third-Party Costs”). If a portion of such Third-Party Costs are incurred by Capstone not in connection with the provision of the Services, Reorganized PrivateCo shall reimburse Capstone only for the portion of such Third-Party Costs allocable to the provision of the Services to Reorganized PrivateCo. With respect to Services provided by Reorganized PrivateCo to Capstone’s applicable distributors on a subcontracted basis, Reorganized PrivateCo shall be paid certain fees from such distributors on a passthrough basis via Capstone; provided, that Capstone may set-off against such passthrough amount the applicable Service Fees payable by Reorganized PrivateCo to Capstone hereunder. If the provision of a Service is terminated in accordance with Section 4.1 or Section 4.2 prior to the expiration of a Service Period, Reorganized PrivateCo will be liable only for the Service Fees for such Service through the effective date of termination.

3.2Compensation of the Capstone Personnel. As between the Parties, Capstone is solely responsible for compensating its personnel providing the Services (the “Capstone Personnel”), for maintaining worker’s compensation, personal liability, property, and other insurance coverage relating to such Capstone Personnel, and for any and all other liabilities associated with or related to the Capstone Personnel. Any increase by Capstone in the rate of compensation paid to the Capstone Personnel shall not affect the Service Fees or be passed on to Reorganized PrivateCo.

3.3Payment.

(a)Within 30 days following the end of each calendar month during the Term and within 30 days following any termination of this Agreement, Capstone shall provide to Reorganized PrivateCo invoices for all Services provided to Reorganized PrivateCo during the applicable calendar month (each, an “Invoice”).

(b)Subject to Section 3.3(c), Reorganized PrivateCo will pay amounts due on each Invoice in U.S. dollars within 30 days after receiving the Invoice, except that Reorganized PrivateCo has no obligation to pay any amount included on any Invoice that is not a Service Fee or a Third-Party Cost that Reorganized PrivateCo is obligated to pay under the terms of this Agreement. Invoices shall provide an aggregate amount of the applicable Service Fee for the applicable period, based on the applicable quarterly budget projections, with applicable adjustments to be made on a quarterly basis.

(c)In the event of a good-faith dispute as to the amount of any Invoice or portions thereof, the appropriate accounting representatives of each Party shall discuss the disputed items within 5 Business Days following receipt of such written notice of dispute. If the Party’s accounting representatives are unable to resolve the dispute within such 5 Business Day period, the dispute shall be referred to Matt Carter (on behalf of Reorganized PrivateCo) and John Juric (on behalf of Capstone), or other senior executives holding comparable positions, as determined by Reorganized PrivateCo and Capstone, respectively, who shall work together in good faith to resolve the dispute within 10 Business Days following the date that the dispute is referred to them. Each Party shall promptly pay all outstanding amounts determined in accordance with the resolution of the applicable dispute pursuant to this Section 3.3(c). If the Parties are unable to resolve the dispute in accordance with this Section 3.3(c), then each Party may exercise any remedies available to it with respect to such dispute.

3.4Taxes.

(a)The Service Fees shall be inclusive of any and all sales, use, value added, goods and services or similar taxes (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Sales Taxes”). Capstone shall pay and be responsible for any Sales Taxes imposed with respect to or in connection with the provision of the Services.

(b)The Parties acknowledge that Capstone and Reorganized PrivateCo shall each pay and be responsible for (a) any real or personal Taxes on property it owns or leases, (b) franchise, margin, privilege and similar Taxes on its business, (c) the employment Taxes of its employees and (d) Taxes based on net income.

(c)Payments for the Services or any other amounts payable under this Agreement must be made without any deduction or withholding in respect of taxes except to the extent such deduction or withholding is required under applicable Law. To the extent such deduction or withholding is so required with respect to the making of any payment hereunder, the Party making such payment shall deduct or withhold amounts so required to be deducted or withheld, and shall promptly remit any such deducted or withheld amounts to the appropriate taxing authority, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to or on behalf of the payee. Prior to making any deduction or withholding pursuant to the foregoing provisions of this Section 3.4(c) with respect to any payment to be made hereunder, the payor shall notify the payee of its intention to so deduct or withhold and provide the payee with reasonable opportunity to provide such forms, certificates, or other documentation as would permit such payment to be made without any such deduction or withholding or at a reduced rate of deduction or withholding.

3.5Records. Each Party shall prepare and maintain, during the Term and for at least three years thereafter, in accordance with generally accepted accounting principles and applicable Law, complete and accurate books, time sheets, and records sufficient to document fees, costs and expenses and the provision of the Services provided by such Party. Each Party shall also maintain backup, security, and other measures sufficient to protect such documentation from loss, alteration, destruction, or unauthorized disclosure, and shall promptly provide that documentation to the other Party at such other Party’s request.

4.Term and Termination.

4.1Term. Subject to Section 4.4, this Agreement shall commence on the Effective Date and shall terminate on the date that neither Party is obligated to provide any of the Services pursuant to the Service Schedules (as amended pursuant to Section 3.2), unless this Agreement is terminated earlier upon the occurrence of the following (the “Term”):

(a)by mutual written agreement of Capstone and Reorganized PrivateCo;

(b)by Capstone or Reorganized PrivateCo, by notice to the other Party, if the other Party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or rearrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other Party and is not dismissed within 30 days after the filing, or if a receiver or trustee is appointed for all or any Party of the property or assets of such other Party;

(c)by Reorganized PrivateCo, following any material breach by Capstone of its obligations under this Agreement, which breach, if curable, remains uncured for 30

Business Days following written notice of such breach from Reorganized PrivateCo to Capstone in accordance with Section 9.1;

(d)by Capstone, following any material breach by Reorganized PrivateCo of its obligations under this Agreement (including if Reorganized PrivateCo fails to pay any amount, not subject to dispute in accordance with Section 3.3(e), when due hereunder and such amount remains unpaid 15 Business Days after delivery of notice of such default) which breach, if curable, remains uncured for 30 Business Days (except in the case of any such payment failure, which shall be 15 Business Days) following written notice of such breach from Capstone to Reorganized PrivateCo in accordance with Section 8.1; or

(e)the effective time of any transaction pursuant to which Reorganized PrivateCo will no longer hold any equity interests in Capstone.

4.2Extension of Services. No later than 30 days prior to the expiration date of a Service as set forth on the Service Schedules (as amended pursuant to this Section 4.2) or agreed to by the Parties, the Party receiving any applicable Service may request in writing that such Service be extended for up to one additional year; provided, that the party providing such Services may reasonably request modifications to the same terms and conditions for any such Service (including terms and conditions with respect to pricing). The Service Schedules shall be deemed to be automatically amended, without any further action on the part of either Party, to reflect the extension of any Service in accordance with this Section 4.2.

4.3Early Termination of Services. Notwithstanding anything to the contrary herein, the Party receiving any applicable Service shall have the right to terminate any such Service (or portions thereof) upon 30 days’ prior written notice to the Party providing such Service. No termination of any Services (or portions thereof) shall relieve either Party of the obligation to provide Services provided by such Party that are not the subject of such termination.

4.4Effect of Expiration or Termination. Articles 3, 5, 7, and 9 and those provisions necessary to interpret and apply them, shall survive the termination or expiration of this Agreement. Upon the expiration of this Agreement or if this Agreement is earlier terminated pursuant to Section 4.1, there shall be no liability or obligation on the part of Capstone or Reorganized PrivateCo (or any of their respective Affiliates and Authorized Persons) hereunder; provided that (a) Reorganized PrivateCo shall continue to be obligated to pay Capstone for services rendered by Capstone or its Affiliates on or prior to the last day of the Term, (b) each Party shall pay any amounts outstanding and payable by it hereunder as of the date of termination, (c) claims made pursuant to Article 7 shall survive termination of the Agreement, (d) if this Agreement is terminated by Reorganized PrivateCo pursuant to Section 4.1(c), Capstone shall remain liable for any grossly negligent or willful breach of this Agreement by Capstone prior to such termination and (e) if this Agreement is terminated by Capstone pursuant to Section 4.1(d), Reorganized PrivateCo shall remain liable for any grossly negligent or willful breach of this Agreement by Reorganized PrivateCo prior to such termination. Upon the termination of this Agreement for any reason, (i) Reorganized PrivateCo shall, and shall cause its Affiliates to, discontinue all use of the Services and shall destroy, erase or return to Capstone all copies of Capstone’s or any of Capstone’s Affiliates’ Confidential Information in Reorganized PrivateCo’s or its Affiliates’ possession, custody or control and (ii) Capstone shall, and shall cause its Affiliates to, destroy, erase or return to Reorganized PrivateCo all copies of Reorganized PrivateCo’s or any of Reorganized PrivateCo’s Affiliates’ Confidential Information in Capstone’s possession, custody or control. Notwithstanding the foregoing, the Parties may retain any Confidential Information for archival purposes or as otherwise required by law, rule or regulation (“Retained Information”); provided that such Retained Information shall remain subject to Section 5.1 through Section 5.4.

5.	Confidential Information.

5.1Obligations. Each Party acknowledges that any information disclosed to such Party (“Recipient”) by the other Party (“Discloser”) or its Authorized Persons under this Agreement (whether prepared by the Discloser, its Authorized Persons or otherwise, and whether oral, written or electronic, and regardless of whether the information was noted thereon to be confidential) constitutes the confidential and proprietary information of the Discloser (such information, together with all analyses, compilations, forecasts, studies, summaries, memoranda, notes, reports, data compilations, interpretations and other documents and materials in whatever form maintained whether prepared by the Discloser or Recipient or either party’s Authorized Persons or others, which contain or reflect, or are generated wholly or partly from, any such information, being collectively referred to herein as the “Confidential Information”). Recipient shall maintain in confidence Discloser’s Confidential Information and protect that Confidential Information from any unauthorized disclosure, access, or use, exercising at least the same degree of care as Recipient exercises for its own confidential information, but not less than a reasonable degree of care. Recipient shall not, nor permit any Person to (a) use or copy Discloser’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement or any other Contract between the Parties, or (b) disclose Discloser’s Confidential Information to any Person other than (i) Recipient’s Affiliates, (ii) Persons who are (or who are prospective) direct or indirect purchasers of Recipient’s equity interests or assets or lenders to Recipient or its Affiliates, and (iii) Recipient’s and its Affiliates’ employees, officers, directors, agents, contractors, attorneys, auditors or accountants who have a “need to know” or who require the Confidential Information to exercise Recipient’s rights under this Agreement ((i), (ii) and (iii) collectively, “Authorized Persons”). Recipient (A) shall ensure that its Authorized Persons comply with this Agreement as if they were parties to this Agreement in place of Recipient, and (B) is liable to Discloser for the failure of Recipient’s Authorized Persons to comply with this Agreement to the same extent that Recipient would have been had Recipient failed to comply.

5.2Exceptions. “Confidential Information” excludes information that Recipient can demonstrate (a) is or becomes generally available to and known by the public, other than due to Recipient’s or its Authorized Persons’ breach of this Agreement, (b) Recipient rightfully obtained after the Effective Date without a duty of confidentiality, (c) Recipient received on an unrestricted basis from a source unrelated to either Party and not under a duty of confidentiality with respect to the information or (d) Recipient developed after the Effective Date independently of any Confidential Information and for which Recipient provides documentary evidence maintained contemporaneously with the development that verifies the development was independent of any Confidential Information.

5.3Permitted Disclosures. Notwithstanding anything to the contrary in this Article 5, Confidential Information may be disclosed by Recipient, its Affiliates or Authorized Persons (a) to the extent to which the Discloser consents in writing; (b) to the extent reasonably necessary in connection with Recipient’s enforcement of its rights under this Agreement or any other related document; (c) as is required to be disclosed by a court of competent jurisdiction, administrative body, or governmental body or by subpoena, summons, or legal process, or by applicable law, and (d) as requested or required by any regulatory, banking or other authority (whether pursuant to an audit, examination, inquiry, request or routine supervisory oversight) or (e) to the extent that Recipient or such Affiliate or any such Authorized Person has received advice from its counsel that it is legally required to do so (including pursuant to the rules of an applicable stock exchange or the Securities and Exchange Commission). Further, nothing in this Agreement shall prohibit or restrict Recipient from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any Governmental Authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Recipient, its Affiliates or Authorized Persons individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Notwithstanding anything herein to the contrary, in the event that Recipient or its Affiliates or any such Authorized Persons is requested or required by Law or any Governmental Authority to disclose any Confidential Information (other than a disclosure in the normal course to a regulatory body or other Governmental Authority (other than in its capacity as a customer or potential customer of such Recipient or its Affiliates) that does not specifically target this Agreement or any Party or its Affiliates or Authorized Persons, however expressly including, for the purposes of clarity, any such request from a Governmental Authority that is a customer or potential customer of Capstone and any disclosure pursuant to clause (c) or clause (d) above) (a “Legally Requested Disclosure”), Recipient shall provide Discloser with prompt written notice of such Legally Requested Disclosure and the Confidential Information requested thereby so that Discloser may seek an appropriate protective order. In the event Discloser determines to seek such a protective order or other remedy with respect to Confidential Information subject to such Legally Requested Disclosure, Recipient, its Affiliates and its Authorized Persons shall exercise commercially reasonable efforts to cooperate with Discloser in seeking such protective order or other remedy. If Discloser does not obtain a protective order or other remedy with respect to Confidential Information subject to such Legally Requested Disclosure, and Recipient, its Affiliates or its Authorized Persons, as applicable, is upon the advice of legal counsel, compelled to disclose any Confidential Information subject to such Legally Requested Disclosure, Recipient, its Affiliates or such Authorized Persons, as applicable, may disclose such Confidential Information; provided, that Recipient, its Affiliates or such Authorized Persons shall exercise commercially reasonable efforts to assist Discloser in obtaining assurance that confidential treatment will be accorded to such Confidential Information subject to such Legally Requested Disclosure. In any event, Recipient, its Affiliates and its Authorized Persons shall not oppose action by Discloser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information subject to such Legally Requested Disclosure. Additionally, Recipient, its Affiliates and its Authorized Persons shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made to such Recipient’s, Affiliates’ or Authorized Persons’ attorney in relation to a lawsuit for retaliation against such Recipient, its Affiliates or Authorized Person for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.4Injunctive Relief. Each Party acknowledges that the remedies at law for a breach of this Article 5 would be inadequate and the damages resulting from any such breach would not readily be measured in monetary terms. Without limiting a Party’s other rights and remedies, if there is an actual or threatened breach of the foregoing provisions, the non-breaching Party shall be entitled to obtain any injunctive or other equitable relief that a court of competent jurisdiction deems proper (including an order restraining any threatened or future breach), on use of affidavit evidence or otherwise, and without furnishing proof of actual damages or posting a bond or other surety.

5.5Access to Information Technology Systems. If either Party has access (either on-site or remotely) to the other Party’s computer systems, information stores or other information technology systems, equipment, networks, software, cloud infrastructure, databases, other computer-based resources or similar technology (collectively, the “Systems”) in the course of the provision or receipt of the Services, the accessing Party shall (a) limit such access solely to the use of such Systems for purposes of the applicable Services and shall not access or attempt to access the Systems other than those required for the applicable Services, (b) follow (and, upon request by the Party whose Systems are being accessed, sign or acknowledge in writing) all of such Party’s security rules, access agreements, and procedures for restricting access and use, when allowed, to its Systems in accordance with all applicable laws and orders, and (c) maintain reasonable security measures to protect the Systems to which it has access pursuant to this Agreement from access by unauthorized third parties, and from any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such Systems. Each Party shall limit access to the other Party’s Systems to only those of its employees or contractors with a bona fide need to have such access in connection with the applicable Services, and notify such employees or contractors regarding the restrictions set forth in this Agreement. All user identification numbers and passwords disclosed to either Party and any information obtained by either Party as a result of such Party’s access to and use of the other Party’s Systems shall be deemed to be, and treated as, Confidential Information hereunder. The Parties shall cooperate in the reasonable investigation of any apparent unauthorized access to any Party’s Systems.

6.	Intellectual Property and Data Privacy.

6.1Work Product.

(a)All work product, deliverables, reports, documents, data and metadata created or authored by Capstone specifically for Reorganized PrivateCo in connection with Capstone performing the applicable Services for Reorganized PrivateCo (but excluding any work product, deliverables, reports, documents, data and metadata, and any intellectual property, that (i) was existing prior to the Effective Date or (ii) is developed or authored by Capstone independently of this Agreement) (“Reorganized PrivateCo Work Product”) are and will be, as between the Parties, the exclusive property of Reorganized PrivateCo, and to the extent permitted by Law, constitutes a “work-made-for-hire” commissioned by Reorganized PrivateCo. To the extent any such Reorganized PrivateCo Work Product is not a “work-made-for-hire,” Capstone hereby irrevocably assigns to Reorganized PrivateCo (for no additional consideration) all right, title, and interest in and to such Reorganized PrivateCo Work Product (including all intellectual property therein and thereto). Upon completion of any Service provided by Capstone for Reorganized PrivateCo, or any milestone or deliverable otherwise agreed to by the Parties, Capstone shall promptly notify Reorganized PrivateCo and identify, and deliver to Reorganized PrivateCo in a format agreed to by Reorganized PrivateCo, all relevant Reorganized PrivateCo Work Product.

(b)All work product, deliverables, reports, documents, data and metadata created or authored by Reorganized PrivateCo specifically for Capstone in connection with Reorganized PrivateCo performing the applicable Services for Capstone (but excluding any work product, deliverables, reports, documents, data and metadata, and any intellectual property, that (i) was existing prior to the Effective Date or (ii) is developed or authored by Reorganized PrivateCo independently of this Agreement) (“Capstone Work Product”) are and will be, as between the Parties, the exclusive property of Capstone, and to the extent permitted by Law, constitutes a “work-made-for-hire” commissioned by Capstone. To the extent any such Capstone Work Product is not a “work-made-for-hire,” Reorganized PrivateCo hereby irrevocably assigns to Capstone (for no additional consideration) all right, title, and interest in and to such Capstone Work Product (including all intellectual property therein and thereto). Upon completion of any Service provided by Reorganized PrivateCo for Capstone, or any milestone or deliverable otherwise agreed to by the Parties, Reorganized PrivateCo shall promptly notify Capstone and identify, and deliver to Capstone in a format agreed to by Capstone, all relevant Capstone Work Product.

6.2License to Capstone. To the extent the provision or receipt of the applicable Services requires the use by Capstone (or any of its Affiliates) of any intellectual property owned by Reorganized PrivateCo, Reorganized PrivateCo hereby grants, and shall use commercially reasonable efforts to procure that its applicable Affiliates grant, to Capstone a non-exclusive, worldwide, non-transferable, fully paid-up, royalty-free license, under any intellectual property owned by Reorganized PrivateCo or such Affiliates, solely to the extent and duration required, for the purpose of Capstone providing the Services in accordance with the terms of this Agreement. For the avoidance of doubt, the foregoing license shall terminate upon termination of the applicable Service for which such licensed intellectual property is used. For the avoidance of doubt, each Party’s rights to use the Capstone Trademarks (as defined in the Trademark License Agreement, as defined below) are set forth in the Trademark License Agreement, dated as of the date hereof, by and between Reorganized PublicCo and Reorganized PrivateCo (the “Trademark License Agreement”).

6.3License to Reorganized PrivateCo. To the extent the provision or receipt of the applicable Services requires the use by Reorganized PrivateCo of any intellectual property owned by Capstone (or any of its Affiliates), Capstone hereby grants, and shall use commercially reasonable efforts to procure that its applicable Affiliates grant, to Reorganized PrivateCo a non-

exclusive, worldwide, non-transferrable, fully paid-up, royalty-free license, under any intellectual property owned by Capstone or its Affiliates, solely to the extent and duration required, for the purpose of Reorganized PrivateCo receiving the Services in accordance with the terms of this Agreement. For the avoidance of doubt, the foregoing license shall terminate upon termination of the applicable Service for which such licensed intellectual property is used.

6.4Rights Reserved. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property other than the assignment in Section 6.1 and the licenses expressly granted in Sections 6.2 and 6.3. Subject to the assignment and licenses granted above, each Party retains all right, title, and interest to its intellectual property.

6.5Data Privacy. Each Party shall, and shall cause its relevant Affiliates to, comply with all applicable privacy laws in the course of performing its obligations or exercising its rights under this Agreement. If in connection with this Agreement, a Party obtains access to any personal information or personal data, as defined under any applicable privacy law, or any other data identifying or relating to an individual, including an employee, contractor or customer of the other Party, the first Party shall (a) use such personal information only for the purposes for which such personal information was obtained, to perform its obligations under this Agreement or as otherwise required by applicable privacy law, and (b) comply with all reasonable restrictions on the use, handling and disclosure of such personal information communicated by the other Party. To the extent required by applicable privacy laws, each Party hereby agrees to enter into additional agreements, including data protection agreements, to render access to and processing of such personal information as required under this Agreement lawful.

7.	Indemnification.

7.1Indemnification by Capstone. Capstone shall indemnify, defend and hold harmless Reorganized PrivateCo, its Affiliates and Authorized Persons (each, an “Reorganized PrivateCo Indemnified Party”) from and against any and all claims, demands, suits, losses (including costs of defense, reasonable attorneys’ fees, penalties and interest), damages, causes of action and liability of every type and character (together, “Indemnifiable Losses”) which may be asserted against such Reorganized PrivateCo Indemnified Party in connection with (a) the gross negligence or willful misconduct of Capstone, its employees or contractors in the performance of the applicable Services hereunder, (b) any third-party claim that the provision or receipt of the Services provided by Capstone hereunder violates the rights of such third party or (c) any material breach of this Agreement by Capstone.

7.2Indemnification by Reorganized PrivateCo. Reorganized PrivateCo shall indemnify, defend and hold harmless Capstone, its Affiliates and Authorized Persons (each, a “Capstone Indemnified Party”) from and against any and all Indemnifiable Losses which may be asserted against such Capstone Indemnified Party in connection with (a) the gross negligence or willful misconduct of Reorganized PrivateCo, its employees or contractors in the performance of the applicable Services hereunder or (b) any material breach of this Agreement by Reorganized PrivateCo.

7.3Limitation on Liability. Notwithstanding any other provision contained in this

Agreement, neither Party shall be liable under this Article 6 for any exemplary, special, indirect, punitive or consequential losses, damages or expenses, including business interruption or loss of profits. The Parties acknowledge that the Services to be provided hereunder are subject to, and that the remedies under this Agreement are limited by, the applicable provisions of this Article 6 and Article 7, including the limitations on representations and warranties with respect to the Services.

8.Representations and Warranties.

8.1Representations and Warranties of Capstone. Capstone hereby represents and warrants to Reorganized PrivateCo that, as of the Effective Date:

(a)Capstone is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)Capstone has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c)there is no pending or, to the knowledge of Capstone, threatened claims, actions, suits, audits, inquiries, proceedings or governmental investigations (“Litigation”) against or affecting Capstone or its property, which would reasonably be expected to have a material adverse effect on Capstone’s ability to perform its obligations under this Agreement.

8.2Representations and Warranties of Reorganized PrivateCo. Reorganized PrivateCo hereby represents and warrants to Capstone that, as of the Effective Date:

(a)Reorganized PrivateCo is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)Reorganized PrivateCo has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c)there is no pending or, to the knowledge of Reorganized PrivateCo, threatened Litigation against or affecting Reorganized PrivateCo or its property, which would reasonably be expected to have a material adverse effect on Reorganized PrivateCo’s ability to perform its obligations under this Agreement.

8.3Disclaimer of Additional Warranties. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 8, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SERVICES, INCLUDING ANY WARRANTIES WITH RESPECT TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

9.Miscellaneous.

9.1Notices.

(a)All notices and communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally, (ii) sent by nationally recognized overnight courier; or (iii) delivered by electronic mail, in each case addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

Notices to Reorganized PrivateCo:

Capstone Distributor Support Services Corporation

2001 Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Matt Carter

Email: Matt.Carter@gs.com

with a copy to (which shall not constitute notice): Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Sean O’Neal Email: soneal@cgsh.com

Notices to Capstone:

Capstone Green Energy LLC

16640 Stagg Street

Van Nuys, CA 91406

Attention: John Juric

Email: jjuric@cgrnenergy.com

with a copy to (which shall not constitute notice): Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Il 60661

Attention: Mark D. Wood, Esq

Email: mark.wood@katten.com

(b)Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, or upon transmission if given by electronic mail, as the case may be. The Parties hereto may change the address and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 9.1.

9.2Force Majeure.

(a)Capstone (or any Person acting on its behalf) shall have no liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Each Party (or such Person) shall exercise commercially reasonable efforts to minimize the effect of Force Majeure on its obligations, and the standard of care that Capstone shall provide in delivering a Service after a Force Majeure shall be substantially the same as the standard of care that Capstone provides to its Affiliates and its other business components with respect to such Service.

(b)During the period of a Force Majeure, Reorganized PrivateCo shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Fees for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than 15 consecutive days.

9.3Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

9.4Jurisdiction; Court Proceedings; Waiver of Jury Trial. Each Party hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 9.1 shall be effective service of process for any suit, action, or other proceeding brought in any such court. Each Party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

9.5Entire Agreement. This Agreement, together with the Service Schedules attached hereto and other agreements entered into by and among the Parties on the date hereof, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior Contracts, whether oral or written.

9.6Assignment. Neither Party may assign, delegate, or otherwise transfer this Agreement or any of its rights, remedies, or obligations under this Agreement (including by forward or reverse merger, consolidation, dissolution, or operation of Law, and whether voluntarily or by a Governmental Authority’s action or order) without the other Party’s prior written consent, which may not be unreasonably withheld, conditioned or delayed; except that either Party may assign, delegate, or otherwise transfer this Agreement (and its rights, remedies, and obligations under this Agreement) to (a) an Affiliate or (b) a successor in connection with the sale of all or substantially all of the business to which this Agreement relates. Any purported assignment, delegation, or other transfer in contravention of this Section 9.6 is void. This Agreement binds and inures to the benefit of the Parties and their respective permitted assignees and successors.

9.7Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9.8Amendment. This Agreement may be amended or modified only by a written instrument that refers specifically to this Agreement and is executed by each of the Parties in accordance with Section 9.14. For purposes of this Section 9.8, “written instrument” does not include the text of e-mails or similar electronic communications.

9.9Waiver. A Party’s failure to enforce any provisions of or rights deriving from this Agreement does not waive those provisions or rights, or that Party’s right to enforce those provisions or rights. Except to the extent stated otherwise in this Agreement, each Party’s rights and remedies under this Agreement are cumulative and are in addition to any other rights and remedies available at Law or in equity.

9.10Third Parties. Except as provided in Article 7 with respect to Capstone Indemnified Parties and Reorganized PrivateCo Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Capstone, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.11No Presumption. The Parties acknowledge that the provisions of this Agreement are the language the Parties chose to express their mutual intent and hereby waive any remedy and the applicability of any Law that would require interpretation of any claimed ambiguity, omission or conflict in this Agreement against the Party that drafted it.

9.12Schedules. The Service Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

9.13Independent Relationship. The Parties acknowledge that Capstone is performing the Services as an independent contractor; and neither Party’s personnel are entitled to participate in the other Party’s employee pension, health, welfare or other fringe benefit plans, except to the extent set forth on the Service Schedules. Nothing in this Agreement creates an employment, agency, joint venture or partnership relationship between the Parties or any of their personnel, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any Contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Nothing in this Agreement precludes Reorganized PrivateCo from retaining the services of any Person or from independently developing or acquiring any materials.

9.14Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if both signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

The Parties have caused this Services Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

CAPSTONE GREEN ENERGY LLC

a Delaware limited liability company

By: /s/ John Juric

Name: John Juric

Title: Executive Vice President, Chief

Financial Officer and Secretary

CAPSTONE DISTRIBUTOR SUPPORT SERVICES CORPORATION (F/K/A CAPSTONE GREEN ENERGY CORPORATION)

By: /s/ Matt Carter

Name: Matt Carter

Title: Director

[Signature Page to Services Agreement]

SCHEDULE A

ONGOING SERVICES

1. FINANCE AND OPERATIONS SERVICES

Item	Service Area	Service Description
A1.01	Accounts Payable
●Capstone will effectively act as an outsourced accounts payable function to Reorganized PrivateCo and carry out all accounts payable activities including receiving, recording, tracking, validating, and paying vendor invoices.
●Capstone will carry out these activities using its systems, processes, and people associated with its own day-to-day accounts payable function.
●Capstone will complete vendor payments relating to Reorganized PrivateCo from Reorganized PrivateCo bank accounts or will receive reimbursement for vendor payments when it invoices Reorganized PrivateCo for the Service Fees.

A1.02	Accounts Receivable and Billing
●Capstone will manage all billing related activities including calculating, reviewing, producing and generating invoices in relation to the services that Reorganized PrivateCo provides, including any fees for the provision of distributor support services such as those described in section 3.1.7 of Capstone’s form of distributor agreement.
●Capstone will effectively act as an outsourced accounts receivable function to Reorganized PrivateCo and carry out all accounts receivable activities including calculating, producing, issuing, reconciling and collecting customer/distributor invoices.
●For customers/distributors who have contracted directly with Reorganized PrivateCo, Capstone will carry out collection activities but such customers/distributors will be directed to pay funds directly to bank accounts owned and under the control of Reorganized PrivateCo. This relates to any amounts which Reorganized PrivateCo is entitled to receive directly from customer/distributors as described in Section 3.1.7 of Capstone’s form of distributor agreement.
●For customers/distributors who have not contracted directly with Reorganized PrivateCo, Capstone will carry out collection activities with respect to any fees for the provision of distributor support services and such customers/distributors will pay funds on account of such services to Capstone. Capstone will promptly remit such funds to Reorganized PrivateCo following receipt from such customers/distributor, or off-set such funds against Service Fees, as agreed between Capstone and Reorganized PrivateCo.

A1.03	Banking and Treasury	●Capstone will support Reorganized PrivateCo with establishing, monitoring and managing bank accounts that are separate from Capstone bank accounts.
A1.04	Inventory, Consumables, Office Supplies, and Printing
●Capstone will carry out the ordering of inventory, consumables, office supplies, and printing, as reasonably requested by Reorganized PrivateCo, following the processes for vendor payments noted under A1.01 Accounts Payable.

A1.05	Accounting
●Capstone will carry out accounting and finance related activities, including maintaining the companies accounting records, providing general bookkeeping services, reconciling and maintaining financial records.
●Access to Reorganized PrivateCo accounting records that are maintained by Capstone will be available and information will be provided as soon as reasonably practicable following request of Reorganized PrivateCo employees, leadership, officers or shareholders.

A1.06	Books and Records
●Capstone will hold certain books and records including historical and future records relating to Reorganized PrivateCo, which shall not include organizational documents and capitalization records of Reorganized PrivateCo.
●Access to Reorganized PrivateCo books and records that are maintained by Capstone will be available and information will be provided as soon as reasonably practicable following request of Reorganized PrivateCo employees, leadership, officers or shareholders.

Schedule A

A1.07	Fixed Assets, Physical Goods, Inventory or other Stock and Tangible Assets
●
Capstone will provide storage and security for fixed assets, physical goods, inventory, stock or other tangible fixed assets owned by Reorganized PrivateCo.
●
Reorganized PrivateCo may request access to and use of assets with verbal or written notice.

A1.08	Payroll, Employee Benefits Administration and Employee Expense Reimbursement
●
Capstone will carry out all payroll and employee benefits administration related tasks for Reorganized PrivateCo employees.
●
Capstone will seek to establish a sub-account structure under its own payroll processing system and maintain this account for Reorganized PrivateCo.
●
Capstone will seek to establish sub-accounts with the employee benefits administrators and maintain such accounts for Reorganized PrivateCo.
●
Capstone will manage review, approval and reimbursement of Reorganized PrivateCo employee expenses. Capstone will treat Reorganized PrivateCo employees as having the same expense policies and rules and Capstone has for its employees.

A1.9	Distributor Training
●
Capstone will develop, deliver, and maintain distributor training records, materials, courses and/or any other training or technical materials for distributors or customers in a manner consistent with Capstone’s business activities.
●
Reorganized PrivateCo will support Capstone and distributors with delivery of these activities and services in a non-technical manner. This may include document design, structuring, and formatting, or other non-technical development of training and/or support services.

A1.10	Distributor Support
●
Capstone will provide support services to distributors, including technical support, sales support and/or any other forms of support requested from distributors to Reorganized PrivateCo.
●
Reorganized PrivateCo will support Capstone and distributors with delivery of these activities and services in a non-technical manner. This may include document design, structuring, and formatting, or other non-technical development of training and/or support services.

A1.11	Trade Shows and Events
●
Reorganized PrivateCo will carry out activities relating to trade shows, events or other promotional activities. Capstone will provide reasonably requested support and personnel for delivering and attending such events.

A1.12	Website
●
Capstone will be responsible for hosting, management and maintenance of the website and Reorganized PrivateCo employees will have access to update, develop, design and generally manage the Capstone website for the purposes of carrying out its marketing, promotional and brand development activities.

A1.13	Marketing Activities, Events and Marketing Materials
●
Capstone will be responsible for the development of product catalogues but will work with Reorganized PrivateCo employees in respect of design.
●
Capstone will support Reorganized PrivateCo through providing reasonably requested personnel, access to resources, systems and other general business tools so that Reorganized PrivateCo can carry out general marketing and promotional activities and fulfil its obligations to distributors generally.
●
Reorganized PrivateCo will provide marketing, branding and promotional services and expertise for the benefit of the Capstone brand, Capstone, and the distributor network. Reorganized PrivateCo will support with the planning, administration, development and delivery or marketing events, trade events and other promotional activities and Capstone will support Reorganized PrivateCo with such activities, including the management and payment of vendors associated with such activities from Reorganized PrivateCo funds.

A1.14	Distributor Reimbursement Charges	● Capstone will calculate, validate and administer distributor reimbursement charges for all distributors and may add any amounts paid by Capstone in respect of these charges to the Service Fee.
A1.15	Intellectual Property, Trademarks and Brand Names
●
Reorganized PrivateCo will hold the trademarks and logos for the Capstone brand and Reorganized PublicCo will pay $100,000.00 per annum for a limited license to the Capstone Trademarks, as more fully described in the Trademark License Agreement.

A1.16	Customer Data Management and Customer Relationship Management
●
Capstone will provide reasonably requested access to Reorganized PrivateCo to customer relationship management systems, records, tools, and databases.
●
Reorganized PrivateCo will hold the license for the Customer Relationship Management Platform, Salesforce, and use this for managing leads, opportunities and general customer data. Further detail is provide in Schedule A item A2.02.

Schedule A

A1.17	Vendor Management	● Capstone will maintain vendor records in its accounting and enterprise management system(s) on behalf of Reorganized PrivateCo and its vendors.
A1.18	Mail Processing, Freight and Shipping
●
Reorganized PrivateCo mail will be delivered to Capstone’s office address and Capstone will receive inbound mail addressed to Reorganized PrivateCo. Mail items received by Capstone for Reorganized PrivateCo will be passed physically or digitally to Reorganized PrivateCo employees as soon as reasonably practicable after receipt.
●
Capstone will support Reorganized PrivateCo with outbound shipping and freight requests.

Schedule A

2. IT AND SOFTWARE

Item	Service Area	Service Description
A2.01	IT and Office Technology
●Capstone will provide access and use of office IT equipment including printers, projectors, label machines, telephony devices, charging docks and stations, televisions, computer displays and other general office IT hardware.
●Capstone will be responsible for maintaining and replenishing all such equipment to the extent reasonably required, except in the event such equipment is for the exclusive use of Reorganized PrivateCo.

A2.02	Software Licenses
●Capstone will hold and pay for master licenses for the following software tools and provide access to Reorganized PrivateCo and its employees as needed:
oCanva
oJack Nadel International
oExtreme Wraps
oEquisolve
oResource 4 Signs
oCoForce
oUPrinting
oNashbox Studios
oReaction Concepts
oXibeo
oUS Translations
oMicrosoft Office

This list may be refreshed from time to time and as Capstone acquires new software licenses that Reorganized PrivateCo employees need access to, access will be provided.

●Reorganized PrivateCo will hold and pay for master licenses for the following software tools and provide access to Capstone and its employees as needed:
oSalesforce
oWeb Chat (eMatrix)
oEquisolve
oAdobe
oPandadoc

A2.03	IT Support
●Capstone will provide general IT support services to Reorganized PrivateCo in the same manner that it provides to its own employees. Reorganized PrivateCo employees will follow the same processes for requesting IT support as Capstone employees. This will include support for IT assets that are owned by Reorganized PrivateCo.

A2.04	Networking, Network Security and Shared Networks
●Capstone will have overall ownership and responsibility for the IT and network infrastructure and network used in operating the Capstone and Reorganized PrivateCo businesses. Capstone will maintain IT security for all IT devices including external and local network security such as VLAN, inbound firewalls, antivirus, virus detection and IDS/IPS.

A2.05	Mobile Phones	●Capstone will provide mobile phones to applicable Reorganized PrivateCo employees in a manner consistent with that which Capstone provides mobile phones to its own employees.

Schedule A

SCHEDULE B

TRANSITION SERVICES

Item	Service Area	Service Description
B1.01	Banking and Treasury
●Capstone will manage the reconciliation and transfer of customer and distributor funds received into the existing pre-bankruptcy Reorganized PrivateCo bank accounts to the relevant new Capstone or new Reorganized PrivateCo bank accounts.
●Receipts relating to Distributor Support Services (DSS) fees from the selected distributors will be paid directly to a new Reorganized PrivateCo bank account.
●Capstone will instruct distributors, customers and other parties making payment into the existing pre-bankruptcy Reorganized PrivateCo bank accounts to redirect funds.
●Capstone will complete the closure of the existing pre-bankruptcy Reorganized PrivateCo bank accounts six months from the Plan’s effective date.

B1.02	Payroll, Employee Benefits Administration and Employee Expense Reimbursement
●Capstone will provide all payroll services to Reorganized PrivateCo staff through the existing payroll structure until such time that a new payroll account can be created and a separate system is created by Reorganized PrivateCo.
●Capstone will manage and maintain benefits packages for Reorganized PrivateCo employees under existing structures until such time that separate systems are created by Reorganized PrivateCo.

Schedule B

SCHEDULE C

PREMISES AND PROPERTY SERVICES

Item	Service Area	Service Description
C1.01	Physical Office Space
●Capstone will provide access to office space for all Reorganized PrivateCo employees, officers, shareholders, and other affiliates and will provide a minimum of three furnished office desks.
●Capstone is responsible for all maintenance, cleaning and security of the premises.
●Access to office space will be consistent with that provided to Capstone’s similarly situated employees.

C1.02	Building and Security
●Capstone will manage all building security related matters.
●Reorganized PrivateCo employees, officers, shareholders and other affiliates will be granted reasonably requested access the Capstone office and any other locations where Reorganized PrivateCo employees carry out their business.

C1.03	Premises Insurance	●Capstone will maintain building and contents insurance for the premises and contents.
C1.04	Other Insurance	●Capstone will assist Reorganized PrivateCo in procuring and maintaining the necessary insurance policies for its business and employees.

Schedule C